Exhibit 10.29

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered as of October 1, 2010 by SUNRISE SENIOR LIVING, INC. (the “Company”), and GREG NEEB (the “Executive”).

WHEREAS, Executive and the Company have entered into an employment agreement dated as of January 21, 2009 (the “Agreement”) and they desire to amend certain terms set forth in the Agreement as specified herein;

NOW THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Terms of Employment. Section 2(a)(i) of the Agreement shall be deleted in its entirety and replaced with a new Section 2(a)(i) as follows:

(a) Position and Duties. (i) During the Employment Period, the Executive shall serve the Company as its Chief Investment Officer and, commencing on October 1, 2010, as its Chief Investment and Administrative Officer, and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Company. The Executive shall report to the Chief Executive Officer. The Executive shall perform his services at the principal offices of the Company in the McLean, Virginia area and shall travel for business purposes to the extent reasonably necessary or appropriate in the performance of such services.

2. Restrictive Covenants. Section 8(d) of the Agreement shall be deleted in its entirety and replaced with a new Section 8(d) as follows:

(d) Mutual Non-Disparagement. The Executive and the Company, including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, agree not to make any disparaging, negative, or defamatory comments about the other party whether written, oral, or electronic. In particular, the parties agree to make no public or private statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries, speeches or conversations, that disparage or may disparage the other party, are critical of the other party, or would cast the other party in a negative light. In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the parties further agree not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating to the Executive or to the Company’s business, that would support, directly or indirectly, any disparaging, negative or defamatory statement, whether written or oral.

3. Miscellaneous. This Amendment may be executed in counterparts, each of which will be deemed an original. Except as specifically amended hereby, the Agreement shall continue in full force and effect. This Amendment shall be governed by the laws of the Commonwealth of Virginia, without regard to the conflict or choice of law provisions thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SUNRISE SENIOR LIVING, INC.

By:	/s/ Mark S. Ordan
Name:	Mark S. Ordan
Title:	Chief Executive Officer

/s/ Greg Neeb
GREG NEEB